Exhibit 23.3

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 22, 1994 appearing on page F-4 of Medical Resources, Inc.'s Annual Report on Form 10-K for the year ending December 31, 1995. We also consent to the reference to us under the heading "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data".


/s/  PRICE WATERHOUSE LLP

Morristown, New Jersey
September 25, 1995